Exhibit 99.1

VAREX IMAGING ANNOUNCES FINANCIAL RESULTS FOR
FOURTH QUARTER AND FISCAL YEAR 2017

SALT LAKE CITY, Utah, November 9, 2017 - Varex Imaging Corporation (Nasdaq: VREX) today announced its financial results for the fourth quarter and fiscal year 2017.

Fiscal Year Highlights

•	Revenues increased 13% to $698 million, including $61 million from the acquired imaging business

•	Gross margin was 36% | Adjusted gross margin* was 38%

•	Operating earnings margin was 12% | Adjusted operating earnings margin* was 15%

•	Net earnings were $1.36 per diluted share | Adjusted net earnings* were $1.80 per diluted share

Quarterly Highlights

•	Revenues increased 25% to $216 million, including $35 million from the acquired imaging business

•	Gross margin was 36% | Adjusted gross margin* was 38%

•	Operating earnings margin was 12% | Adjusted operating earnings margin* was 16%

•	Net earnings were $0.39 per diluted share | Adjusted net earnings* were $0.59 per diluted share

“Fiscal year 2017 was a transformational year for Varex. We successfully completed our spin-off into a new publicly traded company and closed a major acquisition of the imaging business from PerkinElmer while maintaining our focus on growing revenue and providing excellent customer service. Our strong performance in the fourth quarter and the fiscal year reinforces our belief that our emphasis and commitment to X-ray imaging components has enabled us to serve our customers better and provide greater value to our stockholders,” said Sunny Sanyal, Chief Executive Officer of Varex Imaging Corporation.

Fiscal Year 2017 Results

Revenues for fiscal year 2017 increased 13% to $698 million from revenues of $620 million in the prior year. This growth reflects a 3% increase ($17 million) in revenues from our organic business and the addition of $61 million in revenues in the last five months of the year from the acquired imaging business, which was a 5% increase in revenues from the same five-month period in the prior year.

Gross margin for fiscal year 2017 was $253 million or 36% of revenues compared to a gross margin of $248 million or 40% of revenues in the prior year. Adjusted gross margin* for fiscal year 2017 was $264 million or 38% of revenues compared to $250 million or 40% of revenues in the prior year. The lower gross margin and adjusted gross margin* was in part due to a mix shift toward lower margin products and pricing pressure on digital detectors.

1678 S. Pioneer Road | Salt Lake City, UT 84104 | 801.972.5000

Medical segment revenues increased 10% to $557 million in fiscal year 2017 from $506 million a year ago due primarily to the addition of the acquired imaging business. The Medical segment gross margin was 35% in fiscal year 2017 compared to 39% in the prior year. The decline in gross margin was primarily due to acquisition-related costs and a mix shift to lower margin products.

Industrial segment revenues increased 24% to $141 million in fiscal year 2017 from $114 million a year ago due primarily to contribution from the acquired imaging business and higher sales of security products. The Industrial segment gross margin was 42% in fiscal year 2017 compared to 46% in the prior year. The decline in gross margin was primarily due to acquisition-related costs.

For fiscal year 2017, R&D investment was 10% of revenues with the majority of activity focused on development projects related to CT X-ray tubes and next generation digital detectors. R&D investment in fiscal year 2016 was 9% of revenues. SG&A expenses were 15% of revenues compared to 14% of revenues in the prior year.

For fiscal year 2017, operating earnings were $84 million and operating margin was 12% compared to operating earnings of $109 million and operating margin of 18% in the prior year. Adjusted operating earnings* were $108 million and adjusted operating margin* was 15% compared to adjusted operating earnings* of $117 million and adjusted operating margin* of 19% a year ago. The decline in operating margin and adjusted operating margin* was in part due to lower gross margin and higher R&D investment.

Net earnings for fiscal year 2017 were $52 million, or $1.36 per diluted share, compared to net earnings of $69 million, or $1.82 per diluted share, in the prior year. Adjusted net earnings* for fiscal year 2017 were $68 million, or $1.80 per diluted share, compared to $74 million, or $1.96 per diluted share, in the same period of the prior year. The decline in net earnings and adjusted net earnings* was in part due to higher interest expense and lower operating earnings that was partially offset by significantly lower tax expense due to utilization of foreign net operating losses.

Fourth Quarter Fiscal Year 2017 Results

Revenues increased 25% to $216 million in the fourth quarter of fiscal year 2017 from revenues of $172 million in the year-ago quarter. This growth reflects a 6% increase ($10 million) in revenues from our organic business and the addition of $35 million in revenues from the acquired imaging business.

“This was the largest quarter in our history, even without the contribution from the acquisition, and was sequentially $46 million higher than revenues in the preceding quarter. We experienced good growth from our CT tubes, mammography, dental, surgery and security products,” Sanyal continued.

Gross margin was $78 million or 36% of revenues in the fourth quarter of fiscal year 2017 compared to $69 million or 40% of revenues in the prior year quarter. Adjusted gross margin* in the fourth quarter of fiscal year 2017 was $83 million or 38% of revenues compared to adjusted gross margin* of $70 million or 41% of revenues in the prior-year quarter. While the gross margin and the adjusted gross margin* reflected higher revenues, margin rates were unfavorably impacted by pricing pressures and a mix shift within digital detectors, which were partially offset by margin rate improvements in the X-ray tube, connect and control, and software product lines.

1678 S. Pioneer Road | Salt Lake City, UT 84104 | 801.972.5000

Net earnings for the fourth quarter of fiscal year 2017 were $15 million, or $0.39 per diluted share, compared to net earnings of $22 million, or $0.58 per diluted share, in the fourth quarter of the prior fiscal year. Adjusted net earnings* were $22 million, or $0.59 per diluted share, in the fourth quarter of fiscal year 2017 compared to adjusted net earnings* of $23 million, or $0.61 per diluted share, in the fourth quarter of the prior fiscal year. Net earnings and adjusted net earnings* were impacted by higher interest expense offset by significantly lower tax expense due to utilization of foreign net operating losses.

Balance Sheet

At the end of fiscal year 2017, cash and cash equivalents were $83 million. During the fourth quarter of fiscal year 2017, the company reduced its outstanding debt by $16 million to $494 million.

Varex Outlook

For fiscal year 2018, including contribution from a full year of the acquired imaging business, the company expects revenues to grow by 13% to 14% from the prior fiscal year. The company expects adjusted net earnings* to be in a range of $1.78 to $1.88 per diluted share for fiscal year 2018.

Guidance for the company's net earnings per diluted share is provided on an adjusted basis only. This adjusted financial measure is forward-looking and without unreasonable effort the company is unable to provide a meaningful or accurate GAAP forecast of net earnings per diluted share due to the uncertainty of amounts and timing of unusual items, such as integration or restructuring costs.

Adjusted Non-GAAP Financial Measures

*Please refer to "Discussion of Adjusted Non-GAAP Financial Measures" below for a description of items excluded from the comparable GAAP measure.

Conference Call Information

Varex is scheduled to conduct its fourth quarter fiscal year 2017 conference call at 3:00 p.m. today. This call will be webcast live and can be accessed at the company's website at investors.vareximaging.com, then scrolling down to the Events & Presentations section and clicking on the link for this quarterly earnings call. Investors can also access this teleconference by dialing 1-877-524-8416 from anywhere in the U.S. or by dialing 1-412-902-1028 from non-U.S. locations. A replay of this quarterly teleconference will be available from November 9th through November 23rd and can be accessed at the company's website or by calling 1-877-660-6853 from anywhere in the U.S. or 1-201-612-7415 from non-U.S. locations - Passcode: 13672496.

1678 S. Pioneer Road | Salt Lake City, UT 84104 | 801.972.5000

About Varex Imaging

Varex Imaging Corporation is a leading innovator, designer and manufacturer of X-ray imaging components, which include tubes, digital flat panel detectors and other image processing solutions, which are key components of X-ray imaging systems. With a 65+ year history of successful innovation, Varex’s components are used in medical imaging as well as in industrial and security imaging applications. Global OEM manufacturers of X-ray imaging systems use the company’s X-ray sources, digital detectors, connecting devices and imaging software as components in their systems to detect, diagnose and protect. Varex employs approximately 1,900 people located at manufacturing and service center sites in North America, Europe, and Asia. For more information about Varex, visit vareximaging.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 12E of the Securities Exchange Act of 1934. Statements concerning industry or market outlook; the impact of the acquisition of the PerkinElmer imaging business on the company’s financial results; growth drivers; customer demand and acceptance of products or technology; the company’s future orders, revenues, product volumes, synergies, or earnings guidance or other expected future financial results or performance; and any statements using the terms “expect,” “intend,” “outlook,” “future,” “anticipate,” “will,” “could,” “should,” “believe,” “estimate,” “guidance,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. Such risks and uncertainties include the ability to effectively integrate the products of PerkinElmer's imaging business into the company’s product offerings and sales and marketing operations, recognize the intended benefits and synergies of the acquisition, and retain the services of key acquired personnel; global economic conditions; demand for and delays in delivery of products of the company or its customers; the company’s ability to develop, commercialize and deploy new products; the impact of reduced or limited demand by purchasers of certain X-ray products; the impact of competitive products and pricing; the outcome of the corporate tax reform being considered by the U.S. Congress; and the other risks listed from time to time in the company’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. Any forward-looking statements made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

# # #

For Information Contact:
Howard Goldman
Director of Investor & Public Relations
Varex Imaging Corporation
801.978.5274 | howard.goldman@vareximaging.com

1678 S. Pioneer Road | Salt Lake City, UT 84104 | 801.972.5000

VAREX IMAGING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended		Twelve Months Ended
(In millions, except per share amounts)	September 29, 2017	September 30, 2016	September 29, 2017	September 30, 2016
Revenues:
Medical	$164.4	$134.4	$556.9	$505.8
Industrial	51.3	37.7	141.2	114.3
Total revenues	215.7	172.1	698.1	620.1
Gross margin:
Medical	56.5	51.0	193.6	195.8
Industrial	21.3	18.2	59.9	52.6
Total gross margin	77.8	69.2	253.5	248.4
Operating expenses:
Research and development	21.9	14.0	67.3	53.5
Selling, general and administrative	29.2	22.4	102.5	85.8
Total operating expenses	51.1	36.4	169.8	139.3
Operating earnings	26.7	32.8	83.7	109.1
Interest income	—	—	0.2	0.3
Interest expense	(6.5)	(0.7)	(12.3)	(1.9)
Other income (expense), net	(1.9)	(0.4)	3.2	(2.5)
Interest and other income (expense), net	(8.4)	(1.1)	(8.9)	(4.1)
Earnings before taxes	18.3	31.7	74.8	105.0
Taxes on earnings	3.2	9.6	22.8	36.0
Net earnings	15.1	22.1	52.0	69.0
Less: Net earnings attributable to noncontrolling interests	0.1	0.2	0.4	0.5
Net earnings attributable to Varex	$15.0	$21.9	$51.6	$68.5
Net earnings per common share attributable to Varex
Basic	$0.40	$0.59	$1.37	$1.83
Diluted	$0.39	$0.58	$1.36	$1.82
Weighted average common shares outstanding
Basic	37.6	37.4	37.6	37.4
Diluted	38.0	37.7	38.0	37.7

VAREX IMAGING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions, except per share amounts)	September 29, 2017	September 30, 2016
Assets
Current assets:
Cash and cash equivalents	$83.3	$36.5
Accounts receivable, net	163.6	122.2
Inventories, net	234.5	197.4
Prepaid expenses and other current assets	13.9	3.8
Total current assets	495.3	359.9
Property, plant and equipment, net	148.3	108.9
Goodwill	241.9	74.7
Intangibles assets	91.3	20.7
Investments in privately-held companies	52.3	49.3
Deferred tax assets	—	5.5
Other assets	11.0	3.4
Total assets	1,040.1	622.4
Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	58.9	41.9
Accrued liabilities	62.4	23.9
Current maturities of long-term debt	20.0	—
Deferred revenues	10.5	12.0
Total current liabilities	151.8	77.8
Long-term debt	463.9	—
Deferred tax liabilities	29.5	3.0
Other long-term liabilities	4.7	5.3
Total liabilities	649.9	86.1

Redeemable noncontrolling interests	11.2	10.3
Equity:
Preferred stock, $.01 par value: 20,000,000 shares authorized, none issued	—
Common stock, $.01 par value:
Authorized shares - 150,000,000
Issued shares - 37,633,747 and 0
Outstanding shares - 37,633,747 and 0	0.4	—
Net parent investment	—	526.0
Additional paid-in capital	342.7	—
Accumulated other comprehensive loss	0.8	—
Retained earnings	35.1	—
Total stockholders' equity	379.0	526.0
Total liabilities, redeemable noncontrolling interests and Varex stockholders' equity	$1,040.1	$622.4

VAREX IMAGING CORPORATION
RECONCILIATION BETWEEN GAAP AND ADJUSTED NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Twelve Months Ended
(In millions, except per share amounts)	September 29, 2017	September 30, 2016	September 29, 2017	September 30, 2016
GROSS MARGIN RECONCILIATION
Revenues	$215.7	$172.1	$698.1	$620.1
Gross margin	$77.8	$69.2	$253.5	$248.4
Amortization of intangible assets	2.4	0.6	5.3	1.8
Purchase price accounting adjustments	2.7	—	5.2	—
Adjusted gross margin	$82.9	$69.8	$264.0	$250.2
Gross margin %	36.1%	40.2%	36.3%	40.1%
Adjusted gross margin %	38.4%	40.6%	37.8%	40.3%

OPERATING EARNINGS RECONCILIATION
Operating earnings	$26.7	$32.8	$83.7	$109.1
Amortization of intangible assets (includes amortization impacts to cost of revenues)	4.4	1.4	10.5	5.6
Purchase price accounting adjustments	2.7	—	5.2	—
Separation costs	—	—	3.0	—
Restructuring charges	—	(0.1)	0.1	2.0
Acquisition and integration related costs	1.7	0.2	5.0	0.6
Other non-operational costs	—	—	0.3	—
Total operating earnings adjustments	$8.8	$1.5	$24.1	$8.2
Adjusted operating earnings	$35.5	$34.3	$107.8	$117.3
Operating earnings margin	12.4%	19.1%	12.0%	17.6%
Adjusted operating earnings margin	16.4%	19.9%	15.4%	18.9%

NET EARNINGS AND DILUTED NET EARNINGS PER SHARE RECONCILIATION
Net earnings	$15.0	$21.9	$51.6	$68.5
Total operating earnings adjustments	$8.8	$1.5	$24.1	$8.2
Effective tax rate during period	17.5%	30.3%	30.5%	34.3%
Tax effects of operating earnings adjustments	$1.5	$0.5	$7.4	$2.8
Adjusted net earnings	$22.3	$22.9	$68.3	$73.9
Diluted net earnings per share	$0.39	$0.58	$1.36	$1.82
Adjusted diluted net earnings per share	$0.59	$0.61	$1.80	$1.96
Dilutive shares	38.0	37.7	38.0	37.7

Discussion of Adjusted Non-GAAP Financial Measures
This press release includes adjusted non-GAAP financial measures derived from our Condensed Consolidated Statements of Earnings. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. These adjusted measures include: adjusted gross margin; adjusted operating earnings; adjusted operating earnings margin; adjusted net earnings; and adjusted net earnings per diluted share. We are providing a reconciliation above of each adjusted financial measure used in this earnings release to the most directly comparable GAAP financial measure. We are unable to provide without unreasonable effort a reconciliation of adjusted guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items discussed.

We utilize a number of different financial measures, both GAAP and adjusted, in analyzing and assessing the overall performance of our business, in making operating decisions, and forecasting and planning for future periods. We consider the use of the adjusted measures to be helpful in assessing the performance of the ongoing operation of our business by excluding unusual and one-time costs. We believe that disclosing adjusted financial measures provides useful supplemental data that allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing adjusted financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.
Adjustments to GAAP measures include the following items:
Amortization of intangible assets: We do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Purchase price accounting charges to cost of revenues: We may incur charges to cost of revenues as a result of acquisitions. We believe that excluding these charges allows the users of our financial statements to better understand the historic and current cost of our products, our gross margin, and also facilitates comparisons to peer companies.

Separation costs: We separated from Varian Medical Systems on January 30, 2017 and incurred non-operational expenses associated with the separation. We believe that excluding separation costs allows the users of our financial statements to better understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Restructuring charges: We incur restructuring charges that result from events, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Acquisition and integration related costs: We incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships, etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business. We also incur expenses or benefits with respect to certain items associated with our acquisitions, such as integration costs relating to acquisitions for any costs incurred prior to closing and up to 12 months after the closing date of the acquisition.

Impairment charges: We may incur impairment charges that result from events, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business and such charges may limit the comparability of our on-going operations with prior and future periods. We did not incur any impairment charges during the periods presented.

Other Non-Operational Costs: Certain items may be non-recurring, unusual, infrequent and directly related to an event that is distinct and non-reflective of the Company’s normal business operations. These may include such items as include legal settlements, environmental settlements, governmental settlements including tax settlements and other items of similar nature. We did not include any other non-operational costs during the periods presented.

Tax effect of Adjustments: We apply our GAAP consolidated effective tax rate to our adjusted financial measures as our historical annual consolidated effective tax rate has remained fairly consistent, and is expected to remain consistent for the foreseeable future. If applicable, this application of our effective tax rate excludes any tax settlements included in Other Non-Operational Costs above.